Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

AGM Group Holdings, Inc.:

We hereby consent to the incorporation by reference of our report, dated June 18, 2024, which appears in the Registration Statement of AGM Group Holdings, Inc. on Form F-1 filed with the U.S. Securities Exchange Commission (“SEC”) on September 30, 2024, relating to the audit of the consolidated balance sheets of AGM Group Holdings, Inc. (the “Company”) as of December 31, 2023, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the year ended December 31, 2023, and the related notes (collectively referred to as the consolidated financial statements).

/s/ GGF CPA LTD

PCAOB NO: 2729

Guangzhou, Guangdong, China

September 30, 2024